Exhibit 99.1

PRESS RELEASE

InfoSonics Regains Compliance with NASDAQ

Rule 5550(a)(2), $1.00 Minimum Bid Requirement

SAN DIEGO, October 26, 2017 – InfoSonics Corporation (NASDAQ: IFON) today announced that on October 25, 2017 it received notification from the NASDAQ Stock Market indicating that the Company has regained compliance with NASDAQ Rule 5550(a)(2) in that the Company's closing bid price has been at $1.00 per share or greater for at least 10 consecutive business days.  The notification stated that the matter of the deficiency, which arose as of May 2, 2017, is now closed and the Company’s stock will continue to be listed and trade on The Nasdaq Capital Market.

About InfoSonics Corporation
InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and retailers in Latin America under the verykool® brand.  The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value.  Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Contact:

Vernon A. LoForti
Chief Financial Officer
vern.loforti@infosonics.com
858-373-1675

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